                                                                   EXHIBIT 12.1


                       DONALDSON, LUFKIN & JENRETTE, INC.
             SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                                                        FOR THE YEARS ENDED
                                      -----------------------------------------------------
                                         1994          1995           1996          1997          1998
                                      ----------    ----------     ----------    ----------    ----------
Earnings:
  Income before provision for
    Income taxes                      $  205,000    $  298,500     $  473,800    $  661,100    $  600,500

Add: Fixed Charges
  Interest expense (gross)             2,116,655     2,699,769      2,865,800     4,012,209     4,501,242

    Interest factor in rents              18,565        22,064         25,515        29,351        38,517
                                      ----------    ----------     ----------    ----------    ----------

    Total fixed charges                2,135,220     2,721,833      2,891,315     4,041,560     4,539,759

Earnings before fixed charges
  and provision for income taxes      $2,340,220    $3,020,333     $3,365,115    $4,702,660    $5,140,259
                                      ==========    ==========     ==========    ==========    ==========

Ratio of earnings to fixed charges          1.10          1.11           1.16          1.16          1.13
                                      ==========    ==========     ==========    ==========    ==========

                       DONALDSON, LUFKIN & JENRETTE, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                        (In thousands, except for ratio)


                                                              FOR THE YEARS ENDED
                                      -------------------------------------------------------------------
                                         1994          1995           1996          1997          1998
                                      ----------    ----------     ----------    ----------    ----------
Earnings:
  Income before provision for
    Income taxes                      $  205,000    $  298,500     $  473,800    $  661,100    $  600,500

Add: Fixed Charges
  Interest (gross)                     2,116,655     2,699,769      2,865,800     4,012,209     4,501,242

    Interest factor in rents              18,565        22,064         22,515        29,351        38,517
                                      ----------    ----------     ----------    ----------    ----------

    Total fixed charges                2,135,220     2,721,833      2,891,315     4,041,560     4,539,759

Add: Preferred dividends                  20,970        19,868         18,653        12,144        21,310
                                      ----------    ----------     ----------    ----------    ----------

  Combined fixed charges and
    preferred dividends                2,156,190     2,741,701      2,909,968     4,053,704     4,561,069

Earnings before fixed charges
  and provision for income taxes      $2,340,220    $3,020,333     $3,365,115    $4,702,660    $5,140,259
                                      ==========    ==========     ==========    ==========    ==========

Ratio of earnings to fixed charges
  end preferred dividends                   1.09          1.10           1.16          1.16          1.13
                                      ==========    ==========     ==========    ==========    ==========